Exhibit 99.3

Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Bottomline Technologies (de), Inc.

We have audited the accompanying consolidated balance sheets of Bottomline Technologies (de), Inc. as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the three years in the period ended June 30, 2004. Our audits also included the consolidated financial statement schedule listed in the index at Item 15(a). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bottomline Technologies (de), Inc. at June 30, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/S/ ERNST & YOUNG LLP

Boston, Massachusetts

July 29, 2004, except for Note 11,

as to which the date is June 1, 2005

BOTTOMLINE TECHNOLOGIES (de), INC.

CONSOLIDATED BALANCE SHEETS

	June 30,
	2003	2004
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,802	$20,724
Marketable securities	—	4,291
Accounts receivable, net of allowances for doubtful accounts and returns of $1,682 at June 30, 2003 and $1,765 at June 30, 2004	13,281	18,530
Inventory, net	1,036	1,124
Prepaid expenses and other current assets	3,112	3,409

Total current assets	43,231	48,078
Property, plant and equipment, net	6,447	6,468
Customer related intangible assets, net	2,267	5,993
Core technology intangible assets, net	2,563	2,465
Goodwill	17,830	26,228
Other assets	1,024	835

Total assets	$73,362	$90,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,712	$5,327
Accrued expenses	6,005	7,901
Deferred revenue and deposits	13,697	17,586
Current portion of long-term debt	253	—

Total current liabilities	25,667	30,814
Stockholders’ equity:
Preferred Stock, $.001 par value:
Authorized shares—4,000; issued and outstanding shares—none	—	—
Common Stock, $.001 par value:
Authorized shares—50,000; issued shares—16,501 at June 30, 2003, and 18,173 at June 30, 2004; outstanding shares—15,961 at June 30, 2003, and 17,656 at June 30, 2004	17	18
Additional paid-in-capital	164,809	177,205
Deferred compensation	(78)	(14)
Accumulated other comprehensive income	1,628	3,026
Treasury stock: 540 shares at June 30, 2003, and 517 shares at June 30, 2004, at cost	(4,250)	(4,133)
Accumulated deficit	(114,431)	(116,849)

Total stockholders’ equity	47,695	59,253

Total liabilities and stockholders’ equity	$73,362	$90,067

See accompanying notes.

BOTTOMLINE TECHNOLOGIES (de), INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended June 30,
	2002	2003	2004
	(in thousands, except per share data)
Revenues:
Software licenses	$16,023	$13,021	$14,366
Service and maintenance	38,169	40,865	51,364
Equipment and supplies	19,794	17,379	16,402

Total revenues	73,986	71,265	82,132

Cost of revenues:
Software licenses	1,455	1,936	1,678
Service and maintenance	18,506	20,358	21,456
Equipment and supplies	14,457	13,615	13,312

Total cost of revenues	34,418	35,909	36,446

Gross profit	39,568	35,356	45,686
Operating expenses:
Sales and marketing	19,504	18,372	21,062
Product development and engineering:
Product development and engineering	13,795	10,836	10,171
In-process research and development	—	—	842
Stock compensation expense	411	71	41
General and administrative	11,016	11,088	11,830
Amortization of intangible assets	33,634	8,830	4,277

Total operating expenses	78,360	49,197	48,223

Loss from operations	(38,792)	(13,841)	(2,537)
Interest income	369	272	199
Interest expense	(19)	(28)	(14)
Other, net	(287)	(433)	103

Other income (expense), net	63	(189)	288

Loss before provision for income taxes and cumulative effect of accounting change	(38,729)	(14,030)	(2,249)
Provision for income taxes	60	60	169

Loss before cumulative effect of accounting change	(38,789)	(14,090)	(2,418)
Cumulative effect of accounting change	—	(13,764)	—

Net loss	$(38,789)	$(27,854)	$(2,418)

Basic and diluted loss per common share before cumulative effect of accounting change	$(2.63)	$(0.90)	$(0.15)
Cumulative effect of accounting change	—	(0.88)	—

Basic and diluted net loss per common share	$(2.63)	$(1.78)	$(0.15)

Shares used in computing basic and diluted net loss per share	14,725	15,667	16,514

See accompanying notes.

BOTTOMLINE TECHNOLOGIES (de), INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE LOSS

	Year ended June 30, 2002, 2003 and 2004
	Common Stock		Treasury Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
	(in thousands)
Balances at June 30, 2001	13,774	$14			$144,709	$(902)	$(3,069)	$(47,788)	$92,964
Repurchase of common stock to be held in treasury	—	—	530	$(4,057)	—	—	—	—	(4,057)
Issuance of common stock for employee stock purchase plan and upon exercise of stock options	115	—	(149)	619	441	—	—	—	1,060
Receipt of common stock in connection with customer payment	—	—	124	(1,100)	—	—	—	—	(1,100)
Issuance of common stock and warrants in connection with property lease	100	—	—	—	750	—	—	—	750
Proceeds from sale of common stock	2,100	2	—	—	17,244	—	—	—	17,246
Tax benefit associated with non qualified stock option exercises	—	—	—	—	895	—	—	—	895
Amortization of deferred stock compensation	—	—	—	—	(17)	428	—	—	411
Net loss								(38,789)	(38,789)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(6)	—	(6)
Foreign currency translation adjustment	—	—	—	—	—	—	3,257	—	3,257

Comprehensive loss									(35,538)

Balances at June 30, 2002	16,089	$16	505	$(4,538)	$164,022	$(474)	$182	$(86,577)	$72,631
Repurchase of common stock to be held in treasury	—	—	201	(1,075)	—	—	—	—	(1,075)
Issuance of common stock for employee stock purchase plan and upon exercise of stock options	142	—	(166)	1,363	(230)	—	—	—	1,133
Proceeds from sale of common stock	270	1	—	—	1,465	—	—	—	1,466
Tax benefit associated with non qualified stock option exercises	—	—	—	—	(123)	—	—	—	(123)
Amortization of deferred stock compensation	—	—	—	—	(325)	396	—	—	71
Net loss								(27,854)	(27,854)
Foreign currency translation adjustment	—	—	—	—	—	—	1,446	—	1,446

Comprehensive loss									(26,408)

Balances at June 30, 2003	16,501	$17	540	$(4,250)	$164,809	$(78)	$1,628	$(114,431)	$47,695
Repurchase of common stock to be held in treasury	—	—	49	(367)	—	—	—	—	(367)
Issuance of common stock for employee stock purchase plan and upon exercise of stock options	510	—	(110)	864	2,146	—	—	—	3,010
Issuance of common stock in connection with acquisitions	1,162	1	38	(380)	10,273	—	—	—	9,894
Amortization of deferred stock compensation	—	—	—	—	(23)	64	—	—	41
Net loss								(2,418)	(2,418)
Foreign currency translation adjustment	—	—	—	—	—	—	1,398	—	1,398

Comprehensive income									1,020

Balances at June 30, 2004	18,173	$18	517	$(4,133)	$177,205	$(14)	$3,026	$(116,849)	$59,253

See accompanying notes.

BOTTOMLINE TECHNOLOGIES (de), INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended June 30,
	2002	2003	2004
		(in thousands)
Operating activities
Net loss	$(38,789)	$(27,854)	$(2,418)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of accounting change	—	13,764	—
Amortization of intangible assets	33,634	8,830	4,277
Depreciation and amortization of property, plant and equipment	3,035	2,523	2,253
In-process research and development	—	—	842
Deferred income tax expense	—	—	31
Provision for allowances on accounts receivable	466	76	106
Provision for allowances for obsolescence of inventory	242	—	15
Deferred compensation expense	411	71	41
Common stock accepted as payment from customer	(811)	—	—
Gain on foreign exchange	(105)	(204)	(174)
Changes in operating assets and liabilities:
Accounts receivable	3,690	2,479	(3,098)
Inventory, prepaid expenses and other current assets and other assets	164	671	268
Refundable income taxes	2,520	—	—
Accounts payable, accrued expenses and deferred revenue and deposits	134	215	(360)

Net cash provided by operating activities	4,591	571	1,783

Investing activities
Purchases of marketable securities	(2,248)	—	(6,298)
Proceeds from sales and maturities of marketable securities	2,248	—	2,010
Purchases of property and equipment, net	(3,707)	(1,840)	(1,752)
Acquisition of businesses and assets, net of cash acquired	(1,483)	(298)	(3,201)

Net cash used in investing activities	(5,190)	(2,138)	(9,241)

Financing activities
Proceeds from exercise of stock options and employee stock purchase plan	1,060	1,133	3,010
Payment of certain liabilities assumed upon acquisition	(772)	—	(331)
Payment of principal on long term debt	(253)	(253)	(253)
Payment of bank financing fees	(25)	(25)	(25)
Repurchase of common stock	(4,057)	(1,075)	(367)
Proceeds from sale of common stock, net	17,246	1,466	—

Net cash provided by financing activities	13,199	1,246	2,034
Effect of exchange rate changes on cash	84	192	346

Increase (decrease) in cash and cash equivalents	12,684	(129)	(5,078)
Cash and cash equivalents at beginning of year	13,247	25,931	25,802

Cash and cash equivalents at end of year	$25,931	$25,802	$20,724

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$36	$36	$17
Income taxes	$123	$49	$135
Non-cash investing and financing activities:
Issuance of common stock and warrants in connection with property lease	$750	—	—
Issuance of common stock in connection with acquisitions	—	—	$10,284

See accompanying notes.

BOTTOMLINE TECHNOLOGIES (de), INC.

Year ended June 30, 2002, 2003 and 2004

1. Organization and Nature of Business

Bottomline Technologies (de), Inc. (the Company) is a Delaware corporation that markets and provides a comprehensive set of solutions for financial business process management (fBPM). The Company’s fBPM products and services enable businesses and financial institutions to more effectively make and collect payments, send and receive invoices and conduct electronic banking. The Company’s products also allow customers to leverage the Internet in automating existing systems, accounting applications and banking functions. The Company’s products and services are sold to customers operating in many different industries throughout the world, but principally in the US, UK and Australia.

2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates include, but are not limited to, revenue recognition (particularly revenue recognition associated with contracts accounted for on a percentage of completion basis), allowances for doubtful accounts and returns, asset impairment and accrued liabilities. Actual results could differ from those estimates.

Foreign Currency Translation

The Company has three non-U.S. subsidiaries, Bottomline Europe, whose functional currency is the British Pound Sterling, and CLS Research Pty Ltd and Create!form International Pty Ltd (collectively “Createform Australia”), whose functional currency is the Australian Dollar. Accordingly, assets and liabilities of Bottomline Europe and Createform Australia are translated into U.S. dollars at year-end exchange rates, and results of operations and cash flows are translated at the average exchange rates during the year. Gains or losses resulting from foreign currency translations are included as a component of accumulated other comprehensive income or loss. Realized foreign currency transaction gains and losses are included in results of operations as incurred, and are not significant to the Company’s operating results.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of ninety days or less to be cash equivalents. The carrying value of these instruments approximates their fair value.

Marketable Securities

The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115). SFAS 115 establishes the accounting and reporting requirements for all debt securities and for investments in equity securities that have determinable fair values. All marketable securities must be classified as one of the following: held to maturity, available-for-sale, or trading. The Company has classified its marketable securities as held to maturity and, as such, carries them at amortized cost that approximates fair value due to the short-term nature (maturity dates of less than one year) of these instruments. At June 30, 2004 the marketable securities balance was approximately $4.3 million and consisted entirely of debt securities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, marketable securities and accounts receivable. The Company had approximately $25.0 million of cash and marketable securities invested primarily with four financial institutions at June 30, 2004. From time to time the Company may invest its excess cash and cash equivalents in high quality marketable securities. Concentration of credit risk with respect to any marketable securities is generally limited as the Company’s marketable securities are primarily negotiable debt obligations issued by the US government and its agencies and investment-grade corporate bonds with high-quality credit financial institutions.

BOTTOMLINE TECHNOLOGIES (de), INC.

The Company’s accounts receivable are reported in its consolidated balance sheet net of allowances for uncollectible accounts and customer returns. Concentration of credit risk with respect to accounts receivable is limited due to the large number of companies and diverse industries comprising the Company’s customer base. At June 30, 2003 and 2004, there were no individual customers that accounted for greater than 10% of the Company’s accounts receivable. On-going credit evaluations of customers’ financial condition are performed and collateral is generally not required. The Company maintains reserves for potential credit losses based on customer specific situations as well as historic experience and such losses, in the aggregate, have not exceeded management’s expectations.

Financial Instruments

The fair value of the Company’s financial instruments, which include cash and cash equivalents, marketable securities, accounts receivable, and accounts payable are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. The carrying value of these financial instruments approximated their fair value at June 30, 2003 and 2004, respectively, due to the short-term nature of these instruments.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (generally three to six years). Software is depreciated on a straight-line basis over the estimated useful lives of the assets (generally one to three years). The building is depreciated on a straight-line basis over the estimated useful life of the asset (fifty years). Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the respective lease term.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets at their estimated fair values in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which the Company adopted effective July 1, 2002. In connection with prior business and asset acquisitions, the Company recorded goodwill based on the excess of the purchase price over the identifiable tangible and intangible assets acquired and liabilities assumed. Upon adoption of SFAS 142, the Company ceased recognizing recurring amortization of goodwill and certain other intangibles which, upon adoption of FAS 142, were reclassified to goodwill (such as assembled workforce) and goodwill is now tested annually, or more frequently if certain indicators are present, for impairment.

Specifically identifiable intangible assets, which consist of acquired core technology and customer related intangible assets are reported at cost, net of accumulated amortization. These intangible assets are being amortized over their estimated useful lives, which range from one to ten years, at amortization rates that are proportional to each asset’s estimated economic benefit to the Company. The carrying value of these intangible assets is reviewed annually by the Company, or more frequently when indicators of impairment are present, in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

In performing its review of the recoverability of goodwill and other intangible assets, the Company considers several factors. These factors include the expected cash flows that an asset, or in the case of goodwill that a reporting unit, is expected to generate over its estimated economic life. The Company also considers whether there have been significant changes in legal factors or the overall business climate that could affect the underlying value of an asset or whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life. If, as a result of examining any of these factors, the Company concludes that the carrying value of its goodwill or other intangible assets exceeds the estimated fair value of that asset, the Company will record an impairment charge and reduce the carrying value of the asset to its estimated fair value.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs were $583,000, $497,000 and $1,055,000 for the years ended June 30, 2002, 2003 and 2004, respectively.

BOTTOMLINE TECHNOLOGIES (de), INC.

Shipping and Handling Costs

The Company expenses all shipping, handling and delivery costs in the period incurred as a component of equipment and supplies cost of revenues.

Research and Development Expenditures

The Company expenses research and development costs in the period incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities, and are measured by applying tax rates that are expected to be in effect when the differences reverse. SFAS 109 requires a valuation allowance to reduce the deferred tax assets recorded if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Since the Company has concluded that it is more likely than not that its deferred tax assets will not be realized, a full valuation allowance has been recorded.

Stock-Based Compensation

Statement of Financial Accounting Standards No 148, “Accounting for Stock-Based Compensation-Transition and Disclosure on Amendment to FASB Statement No. 123” (SFAS 148) encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principals Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations (APB 25). Under APB 25 and the intrinsic value method, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant or, in the case of the Company’s employee stock purchase plans since the plans are non-compensatory, no compensation expense is recognized.

The following table illustrates the effect on the Company’s net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS 148 to its stock based employee compensation awards, and recognized expense over the applicable award vesting period:

	Year Ended June 30,
	2002	2003	2004
	(in thousands, except per share amounts)
Net loss, as reported	$(38,789)	$(27,854)	$(2,418)
Add: Stock-based employee compensation expense included in reported net loss	411	71	41
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(11,039)	(8,534)	(7,163)

Pro-forma net loss	$(49,417)	$(36,317)	$(9,540)

Basic and diluted net loss per share, as reported	$(2.63)	$(1.78)	$(0.15)

Pro-forma basic and diluted net loss per share	$(3.36)	$(2.32)	$(0.58)

The Company’s assumptions made for purposes of estimating the fair value of its stock options, as well as a summary of the activity under the Company’s stock option and stock purchase plans, is included in Note 9.

Capitalized Software Costs

Capitalization of software development costs under SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” begins upon the establishment of technological feasibility. In the development of our products and enhancements to existing products, the technological feasibility of the software is not established until substantially all product development is complete, including the development of a working model. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. For the years ended June 30, 2002, 2003 and 2004, there were no costs capitalized since all costs were incurred prior to attaining technological feasibility.

BOTTOMLINE TECHNOLOGIES (de), INC.

Revenue Recognition

The Company recognizes revenue on its software license arrangements in accordance with Statement of Position (SOP) 97-2 “Software Revenue Recognition” and related pronouncements. Consistent with SOP 97-2, revenue is recognized when four basic criteria are met: persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed and determinable and collectibility is deemed probable. The Company’s software arrangements may contain multiple revenue elements, such as software licenses, professional services, hardware and post-contract customer support (PCS).

For multiple element arrangements, which qualify for separate element accounting treatment, revenue is recognized for each element when each of the four basic criteria is met. Revenue for PCS under software maintenance agreements is recognized ratably over the term of the agreement, which is generally one year. For software arrangements involving multiple elements, which qualify for separate element treatment, revenue is allocated to each element based on vendor specific objective evidence of fair value. Vendor specific objective evidence of fair value is limited to the price charged when the element is sold separately or, for an element not yet being sold separately, the price established by management having the relevant authority. For multiple element revenue arrangements for which the Company does not have vendor specific evidence of fair value for the software license but does have vendor specific evidence of fair value for all of the other elements in the arrangement, revenues are allocated to each element according to the residual method. Under the residual method, revenue equal to the fair value of each undelivered element is deferred, and recognized upon delivery of that element. Any “residual” arrangement fee is then allocated to the software license.

Certain of the Company’s software development arrangements require significant customization and modification and involve extended implementation periods. Such arrangements are accounted for using percentage of completion contract accounting as defined by Statement of Position No. 81-1 (“SOP 81-1”), “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” In such arrangements, revenue is recognized over the life of the project. Revenue earned in each reporting period is determined based on the percentage of costs incurred on the project as a percentage of the estimated total project costs.

For arrangements not involving a software license fee, such as certain of our transactional service offerings or equipment and supplies only sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 (SAB 104), “Revision of Topic 13-Revenue Recognition” which supersedes SAB 101, “Revenue Recognition in Financial Statements” and summarizes certain of the SEC’s views in applying generally accepted accounting principles to revenue recognition in financial statements. Under SAB 104, revenue is recognized when four basic criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the arrangement fee is fixed or determinable and collectibility is reasonably assured. SAB 104 also requires that up-front fees, even if non-refundable, that do not represent the completion of a separate earnings process be deferred and recognized as revenue over the period of performance. The Company does charge up-front fees, generally related to installation and integration services, in connection with certain of its hosted services offerings. Accordingly, these fees are deferred and recognized as revenue ratably over the estimated customer relationship period, which is generally not more than four years.

Customer Returns

The sales value of customer returns are estimated and accrued for based upon return authorizations issued and past history. Actual returns, in the aggregate, have been consistent with management’s expectations.

Earnings per Share

The Company computes earnings per share in accordance with Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (SFAS 128). SFAS 128 requires the calculation and presentation of basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of shares of common stock outstanding and excludes any dilutive effects of warrants, stock options or other type of convertible securities. Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding and the dilutive effect of stock options, warrants and other types of convertible securities calculated using the treasury stock method. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

401(k) and Pension Plans

The Company has a 401(k) Profit Sharing Plan (the Plan), whereby eligible US employees may contribute up to 20% of their compensation, subject to limitations established by the Internal Revenue Code. The Company may contribute a discretionary matching contribution annually equal to 50% of each such participant’s deferred compensation up to 5% of their annual compensation. The Company charged $397,000, $363,000 and $323,000 to expense in the fiscal years ended 2002, 2003 and 2004, respectively, under the Plan.

The Company has a Group Personal Pension Plan (GPPP) for employees in the UK, whereby eligible employees may contribute a portion of their compensation, subject to their age and other limitations established by the Inland Revenue. The Company

BOTTOMLINE TECHNOLOGIES (de), INC.

contributes 1.5% of the employee’s annual compensation for those employees who make personal contributions of at least 1% of their annual earnings. The Company charged $219,000, $286,000 and $404,000 to expense in the fiscal years ended 2002, 2003 and 2004, respectively, under the GPPP.

The Company is required by Australian government regulation to pay a certain percentage, currently 9%, of gross payroll to a compliant Superannuation Fund for the benefit of its Australian employees. The Company charged $115,000 to expense for the fiscal year ended June 30, 2004, reflecting the contribution to the Superannuation Fund. Prior to fiscal year 2004, the Company did not have operations in Australia.

Comprehensive Income (Loss)

The Company records comprehensive income or loss in accordance with Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income” (SFAS 130). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources, such as foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

Recent Accounting Pronouncements

In November 2002, the Emerging Issues Task Force reached consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The guidance of EITF 00-21 is applicable to agreements entered into in fiscal periods beginning after June 15, 2003 (fiscal 2004 for the Company) and companies are permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle. The adoption of EITF 00-21 on July 1, 2003 did not have a material impact on our consolidated financial statements.

Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses the financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that costs associated with an exit or disposal activity be recognized when a liability is incurred, rather than at the date of an entity’s commitment to an exit plan. The adoption of SFAS 146 did not have a material impact on our consolidated financial statements.

Effective January 1, 2003, the Company adopted FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and requires new disclosures related to guarantees. The initial recognition and measurement provisions of FIN 45 were effective for guarantees issued or modified after December 31, 2002. Additionally, new disclosure requirements applicable to all guarantees subject to the scope of FIN 45, including guarantees that arose prior to December 31, 2002, are effective for financial statements issued for periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on the Company’s consolidated financial statements, however, the Company has modified its disclosures in its consolidated financial statements as required by the pronouncement.

Effective January 1, 2003, the Company adopted SFAS No. 148, “Accounting for Stock Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” SFAS 148 provides for alternative methods of voluntary transition to the fair value based method of accounting for stock-based employee compensation, and it requires more prominent disclosures, in both interim and annual financial statements, about the method of accounting for stock-based employee compensation and the effect of the method used on reported financial results. SFAS 148 is effective for interim periods beginning after December 15, 2002, and for annual periods ending after December 15, 2002. The adoption of SFAS 148 did not have a material impact on the Company’s consolidated financial statements, since the Company elected to continue to account for its stock based compensation using the intrinsic value method prescribed in APB 25. However, the Company has modified its disclosures in its consolidated financial statements as required by the pronouncement.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51”, and in December 2003, the FASB issued a revised Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, (collectively FIN 46), both of which address consolidation of variable interest entities. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other interests in the entity. Previously, entities were generally consolidated by an enterprise only when it had a controlling financial interest through ownership of a majority of the voting interests in the entity. The consolidation requirements of FIN 46 apply to variable interest entities created after January 31, 2003 and to older entities in the first fiscal year or interim period ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on the Company’s consolidated financial statements.

BOTTOMLINE TECHNOLOGIES (de), INC.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 requires an issuer to classify specified financial instruments with characteristics of both liabilities and equity as liabilities that were previously classified either entirely as equity or between the liabilities section and the equity section of the statement of financial position. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company’s consolidated financial statements.

In December 2003, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. (“SAB”) 104, “Revenue Recognition,” which supersedes SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” The issuance of SAB 104 reflects the concepts contained in EITF 00-21; the other revenue recognition concepts contained in SAB 101 remain largely unchanged. The adoption of SAB 104 during fiscal 2004 did not have a material impact on the Company’s consolidated financial statements.

In March 2004, the Emerging Issues Task Force reached consensus on EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which sets forth a basic model to evaluate whether investments within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, are other-than temporarily impaired. The guidance of EITF 03-1 will be applied prospectively to all current and future investments in interim or annual reporting periods beginning after June 15, 2004 (fiscal 2005 for the Company). The Company does not expect the adoption of EITF 03-1 to have a material impact on its consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

3. Product and Business Acquisitions

A summary of acquisitions completed in each of the last three fiscal years is as follows:

eVelocity Corporation

In May 2002, the Company acquired substantially all of the assets and assumed certain liabilities of eVelocity Corporation (“eVelocity”). eVelocity provided an electronic billing service for corporate legal departments, enabling them to receive and process invoices from outside law firms. The consideration for the acquisition was approximately $3,100,000, consisting of approximately $1,355,000 in cash, $1,573,000 in liabilities assumed and payment of transaction costs. As a result of the acquisition, the Company recorded intangible assets of $2,785,000, consisting of $1,142,000 of core technology, $1,007,000 of customer contracts and $636,000 of goodwill. The finite lived intangible assets, core technology and customer contracts, are being amortized over their estimated useful lives of five and ten years, respectively. Since eVelocity had only limited operations prior to the acquisition, pro forma information has not been included. eVelocity results are reported within the Company’s Outsourced Solutions segment.

A1 Group of Companies (The) Limited

In May 2003, Bottomline Europe acquired certain assets and assumed certain liabilities of the A1 Group of Companies (The) Limited (“A1”). A1 provides electronic funds transfer software and payment managed services to the UK market. The initial purchase consideration, as measured at exchange rates in effect at the date of acquisition, was approximately $504,000. In addition to the initial purchase consideration, contingent consideration of $125,000, based on exchange rates in effect when paid in December 2003, was paid to A1 shareholders. The value of the contingent consideration was recorded as a component of the acquired customer related intangible assets. The total purchase price consisted of $427,000 in cash, $151,000 in liabilities assumed and $51,000 in transaction costs. As a result of the acquisition, the Company recorded intangible assets, including the impact of contingent consideration, of approximately $626,000, consisting of $536,000 of customer related intangible assets and $90,000 of core technology, which are being amortized over three, two and a half and three years, respectively. A1 results are reported within the Company’s Outsourced Solutions segment.

Create!form International, Inc.

In September 2003, the Company acquired all of the outstanding stock of Create!form International, Inc. (Createform). Createform’s products are complementary to the Company’s existing product offerings and the acquisition expanded the Company’s

BOTTOMLINE TECHNOLOGIES (de), INC.

global reach through Createform’s operating subsidiaries in the United States, Australia and the United Kingdom. Createform results have been included in the Company’s results from the date of acquisition forward. The initial purchase consideration for Createform was approximately $7,900,000, consisting of approximately $2,800,000 in cash, 563,151 shares of the Company’s common stock with a value of approximately $4,800,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of 298,630 shares of the Company’s common stock with a value of approximately $3,165,000 is due to the selling shareholders of Createform as of June 2004, based on certain Createform operating results achieved during fiscal year 2004. The value of the contingent consideration was recorded as a component of goodwill at June 30, 2004. As a result of the acquisition, the Company recorded intangible assets of approximately $12,226,000, consisting of $1,595,000 of core technology, $4,403,000 of customer related intangible assets, and $6,229,000 of goodwill. The finite lived intangible assets, core technology and customer related intangible assets are being amortized over their estimated useful lives of five and ten years, respectively. However, since the amortization rate of the finite lived intangible assets occurs in proportion to their estimated contribution of economic benefit to the Company, approximately 85% of the value assigned to the core technology and customer related intangible assets will be amortized within three and five years, respectively. Createform results are reported within the Company’s Licensed Technology segment.

In-Process Research and Development

In connection with the acquisition of Createform, the Company recorded an in-process research and development charge of $789,000, which represented purchased in-process research and development that had not reached technological feasibility. The Company made certain assessments with respect to the determination of all identifiable assets resulting from, or to be used in, research and development activities as of the acquisition date. The in-process research and development projects were valued using an income approach, which included the application of a discounted cash flow methodology. Using this methodology, the value of in-process technology is comprised of the total present value of the future cash flow stream attributable to this technology over its anticipated life. As a basis for the valuation process, the Company made estimates of the revenue stream to be generated in each future period and the corresponding level of operating expenses and other charges, such as income taxes, that will be incurred to support this revenue stream. Based upon these assumptions, the projected cash flow streams relating to the in-process research and development were discounted to present value using a risk adjusted discount rate.

Australian Tax Claim

During the fourth quarter of fiscal year 2004, the Company was contacted by the Australian Tax Office (ATO) and advised of a potential tax assessment to CLS Research Party Ltd., one of Createform’s Australian subsidiaries, which arose from the operations of Createform prior to its acquisition by the Company. On June 17, 2004, the shareholder representatives of Createform agreed with the settlement proposed by the ATO, which resulted in a tax liability to the Company of approximately $292,000 (based on foreign exchange rates in effect at June 17, 2004, the date of the settlement). As a result of this assessment the Company, with the concurrence of the shareholder representatives of Createform, submitted a claim against a share escrow account as a result of this tax liability. The share escrow was one of two escrow accounts established pursuant to the Agreement and Plan of Merger dated September 18, 2003, to support the indemnification of the Createform selling stockholders with respect to breaches of representations, warranties and covenants of Createform and the Createform selling shareholders in the merger agreement. As a result of the escrow claim, the Company recovered 38,055 shares of its common stock, originally issued as part of the initial purchase consideration of Createform.

Albion Business Machines Ltd (ABM)

In May 2004, Bottomline Europe acquired certain assets and assumed certain liabilities of Albion Business Machines Ltd. (ABM), a software company whose products allow customers to make electronic payments through the BACSTEL IP format in the UK. The ABM acquisition is expected to increase the Company’s customer base and broaden its existing BACSTEL IP product offerings in the UK. The initial purchase consideration was approximately $2,740,000 based on exchange rates in effect at the date of the acquisition. The total purchase price consisted of 300,000 shares of our common stock with a value of approximately $2,319,000, cash of $303,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of approximately $245,000 in cash (based on the exchange rate at September 7, 2004) will be paid to the ABM shareholders in September 2004, after the conclusion of a detailed review and evaluation of ABM’s customer lists and customer contracts acquired. The value of the additional consideration will be recorded as a component of goodwill upon issuance. As a result of the acquisition, the Company recorded, excluding the impact of contingent consideration, intangible assets of approximately $3,071,000, consisting of $1,505,000 of customer related intangible assets, $268,000 of core technology and $1,298,000 of goodwill. The finite lived intangible assets, customer related intangible assets and core technology are being amortized over their estimated useful lives of five years. Also, in connection with the acquisition of ABM, the Company recorded an in-process research and development charge of $53,000, which represented purchased in-process research and development that had not reached technological feasibility. ABM’s operating results were included in the Company’s operating results from the acquisition date forward. Since ABM had only limited operations prior to the acquisition, pro forma information has not been included. ABM results are reported within the Company’s Licensed Technology segment.

BOTTOMLINE TECHNOLOGIES (de), INC.

Unaudited Pro forma Information

The following unaudited pro forma financial information presents the combined results of operations of the Company and Createform as if the acquisition had occurred as of July 1, 2002 and 2003, after giving effect to certain adjustments such as increased amortization expense of acquired intangible assets. The impact of the charge for acquired in-process research and development, and certain other acquisition related costs, have been excluded from the pro forma amounts. This pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Createform been a single entity during these periods.

	Pro Forma June 30,
	2003	2004
	(unaudited) (in thousands)
Revenues	$80,730	$83,597
Loss before cumulative effect of accounting change	$(16,597)	$(2,872)
Loss before cumulative effect of accounting change, per basic and diluted share	$(1.02)	$(0.17)
Net loss	$(30,361)	$(2,872)
Net loss per basic and diluted share	$(1.87)	$(0.17)

4. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	June 30,
	2003	2004
	(in thousands)
Land	$313	$343
Buildings and improvements	3,457	3,608
Furniture and fixtures	1,563	1,532
Technical equipment	9,013	11,079
Software	3,065	3,172

	17,411	19,734
Less: Accumulated depreciation and amortization	10,964	13,266

	$6,447	$6,468

5. Goodwill and Other Intangible Assets

The Company adopted the provisions of SFAS 142 on July 1, 2002. The adoption of SFAS 142 required the Company to complete a transitional impairment test of its indefinite lived intangible assets within the first year of adoption. The first phase of this test, which was completed by the Company in September 2002, required a comparison of the carrying value of each of the Company’s reporting units to the reporting unit’s fair value. To the extent that the carrying value of any reporting unit exceeded its estimated fair value, an indication of potential impairment was deemed to exist and a second phase of the transitional impairment test was required to determine the actual amount of impairment.

The Company has two reporting units, represented by its two geographic operating segments—Bottomline US and Bottomline Europe. Based on the results of the first phase of the transitional impairment test, the Company was required to perform the second phase of the test for Bottomline Europe, which was completed in the quarter ended December 31, 2002. Based on the results of the phase two impairment test, the Company recorded an impairment charge of $13.8 million associated with impairment of goodwill in Bottomline Europe. In accordance with the transition provisions of SFAS 142, this amount has been reported as a cumulative effect of a change in accounting principle in the Company’s consolidated statement of operations.

At June 30, 2004, the carrying value of the Company’s goodwill in the Bottomline US and Bottomline Europe reporting units was approximately $13,385,000 and $12,843,000, respectively. At June 30, 2003, the carrying value of the Company’s goodwill in the Bottomline US and Bottomline Europe reporting units was approximately $7,156,000 and $10,674,000, respectively. The increase in goodwill since fiscal 2003 was due to the acquisitions of Createform and ABM and the impact of the foreign currency exchange rates.

BOTTOMLINE TECHNOLOGIES (de), INC.

The following tables set forth the information for intangible assets subject to amortization and for intangible assets not subject to amortization under SFAS 142:

	As of June 30, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
	(in thousands)
Amortized intangible assets:
Core technology	$14,944	$(12,479)	$2,465
Customer related	7,496	(1,503)	5,993

Total	$22,440	$(13,982)	$8,458

Unamortized intangible assets:
Goodwill			26,228

Total intangible assets			$34,686

	As of June 30, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
	(in thousands)
Amortized intangible assets:
Core technology	$12,664	$(10,101)	$2,563
Customer related	19,239	(16,972)	2,267

Total	$31,903	$(27,073)	$4,830

Unamortized intangible assets:
Goodwill			17,830

Total intangible assets			$22,660

Estimated amortization expense for each of the five subsequent fiscal years, is as follows:

In thousands
2005	$3,030
2006	2,139
2007	1,365
2008	714
2009	527

With the adoption of SFAS 142, the Company ceased amortization of goodwill and the intangible assets that were reclassified to goodwill (such as assembled workforce). The following table summarizes and reconciles the Company’s reported loss, before the cumulative effect of a change in accounting principle, for the years ended June 30, 2002, 2003 and 2004. The comparable prior period amounts have been adjusted to exclude amortization expense relating to goodwill and other intangible assets that, upon adoption of SFAS 142, are no longer amortized. This illustrates the impact that ceasing amortization of indefinite lived intangible assets would have had on the Company’s operating results for fiscal years 2002, 2003 and 2004, as if SFAS 142 had been applicable for each of these years:

	Year Ended June 30,
	2002	2003	2004
	(in thousands except per share amounts)
Loss before cumulative effect of a change in accounting principle, as originally reported	$(38,789)	$(14,090)	$(2,418)
Add back: goodwill amortization	25,492	—	—

Adjusted loss, before cumulative effect of a change in accounting principle	$(13,297)	$(14,090)	$(2,418)

Basic and diluted loss per share, before cumulative effect of a change in accounting principle, as originally reported	$(2.63)	$(0.90)	$(0.15)
Add back: goodwill amortization	1.73	—	—

Adjusted basic and diluted loss per share before cumulative effect of a change in accounting principle	$(0.90)	$(0.90)	$(0.15)

BOTTOMLINE TECHNOLOGIES (de), INC.

6. Accrued Expenses

Accrued expenses consist of the following:

	June 30,
	2003	2004
	(in thousands)
Employee compensation and benefits	$2,680	$3,515
Sales and value added taxes	1,099	1,581
Other	2,226	2,805

	$6,005	$7,901

7. Commitments

The Company leases its principal office facility in Portsmouth, New Hampshire under a non-cancelable operating lease expiring in fiscal year 2012. In addition to the base term, the Company has two five-year options to extend the term of the lease. Rent payments are fixed for the term of the lease, subject to increases each year based on fluctuations in the consumer price index. The Company is additionally obligated to pay certain incremental operating expenses over the base rent.

The Company also leases office space in certain other cities worldwide. All such leases expire by fiscal year 2010.

Future minimum annual rental commitments under the Company’s facilities, equipment, and vehicle leases at June 30, 2004 are as follows:

(in thousands)
2005	$2,342
2006	1,899
2007	1,877
2008	1,860
2009	1,863
2010 and thereafter	3,915

$13,756

Rent expense charged to operations for the fiscal years ended June 30, 2002, 2003 and 2004 was $2,092,000, $2,879,000, and $2,947,000 respectively. The Company subleases space in several of its offices. Sublease income recorded for the fiscal years ended June 30, 2002, 2003 and 2004 was $185,000, $300,000 and $204,000, respectively.

8. Notes Payable and Credit Facility

In May 2002, in connection with the Company’s acquisition of substantially all of the assets and assumption of certain liabilities of eVelocity, the Company assumed the obligation on a promissory note issued to a third party in the principal amount of $758,600 plus accrued interest. Under the terms of the promissory note, principal plus accrued interest was due in three equal installments. The third and final principal and interest payment was made on February 15, 2004.

In September 2003, in connection with the Company’s acquisition of Createform, the Company initially was a party to an overdraft facility in the UK that provided for borrowings of up to 40,000 British Pound Sterling. Borrowings under this overdraft facility were unsecured, bore interest at the bank’s base rate plus 5% and were due on demand. There were no outstanding borrowings under this overdraft facility when it was cancelled in February 2004. Also in connection with the acquisition of Createform, the Company initially was a party to two overdraft facilities in Australia, which provided for borrowings of up to 300,000 Australian Dollars. Borrowings under these overdraft facilities were secured by substantially all of the assets of the Company’s Australian operations and bore interest at the bank’s prime rate plus 2.35%. There were no outstanding borrowings under these overdraft facilities when they were cancelled in January 2004.

In January 2004, the Company extended, through December 26, 2004, its Loan and Security Agreement (Credit Facility), which provides for aggregate borrowings of up to $5 million and requires the Company to maintain certain financial covenants. Under the terms of the Credit Facility, the Company would be required to obtain the bank’s approval prior to the payment of any dividends on its common stock. Eligible borrowings are based on a borrowing base calculation of the Company’s eligible accounts receivable as defined in the Credit Facility. Borrowings under the Credit Facility are secured by substantially all US owned assets of the Company, bear interest at the bank’s prime rate (4.25% at June 30, 2004) plus one-half of one percent and are due on the expiration date of the Credit Facility. The Credit Facility also provides for the issuance of up to $2 million in letters of credit for, and on behalf of, the Company. The borrowing capacity under the Credit Facility is reduced by any outstanding letters of credit. At June 30, 2004, a $2 million letter of credit had been issued to the Company’s landlord as part of a lease amendment for its corporate headquarters. There were no outstanding borrowings under the Credit Facility at June 30, 2004.

BOTTOMLINE TECHNOLOGIES (de), INC.

In January 2004, the Company’s subsidiary, Bottomline Europe, renewed through December 30, 2004, its Committed Overdraft Facility (Overdraft Facility), which provides for borrowings of up to 2 million British Pound Sterling. Borrowings under this Overdraft Facility are secured by substantially all assets of Bottomline Europe, bear interest at the bank’s base rate (4.50% at June 30, 2004) plus 2% and are due on the expiration date of the Overdraft Facility. As disclosed in Note 14, Bottomline US has guaranteed repayment of any amounts borrowed under the Overdraft Facility. There were no outstanding borrowings under the Overdraft Facility at June 30, 2004.

At June 30, 2004, a $50,000 Australian (approximately $35,000 US dollars based on the exchange rate in effect at June 30, 2004) letter of credit had been issued by the Company’s subsidiary CLS Research Pty Ltd. to its landlord as part of its office lease in Melbourne, Australia.

9. Stockholders’ Equity

Common Stock and Common Stock Warrants

In June 2000, the Company issued 307,882 shares of common stock to a customer for aggregate consideration of $9,951,000, net of expenses. The Company also issued a warrant to this customer for the purchase of 307,882 shares of common stock at an exercise price of $38.00 per share. The warrant was fully vested and exercisable upon issuance, and expired unexercised in June 2003. In March 2002, the Company accepted as payment, for an existing customer contract, 124,200 of these shares of common stock. The shares accepted by the Company were recorded as a component of treasury stock upon receipt.

In October 2001, in connection with a lease amendment for its corporate headquarters, the Company issued its landlord 100,000 shares of common stock and a warrant, valued using the Black-Scholes method, to purchase an additional 100,000 shares of common stock at an exercise price of $4.25 per share. The warrant, which expires in October 2004, was fully vested and exercisable upon issuance and at June 30, 2004, had not been exercised. The fair value of the common stock and warrant issued of $750,000, was capitalized and is being amortized as rent expense over the initial term of the lease.

In January 2002, the Company entered into a stock purchase agreement with entities affiliated with General Atlantic Partners, LLC (“General Atlantic”), a global private equity investment firm, whereby the Company issued 2.1 million shares of common stock at $8.25 per share, generating gross proceeds of approximately $17.3 million to the Company.

In March 2003, the Company entered into a stock purchase agreement with General Atlantic, whereby the Company issued 270,000 shares of common stock at $5.54 per share, generating gross proceeds of approximately $1.5 million to the Company.

The Company has 7,846,000 common shares reserved for future issuance with respect to stock options, the Company’s employee stock purchase plan and warrants.

Equity Plans

Employee Stock Purchase Plans

1998 Employee Stock Purchase Plan

On November 12, 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the Stock Purchase Plan), which provides for the issuance of up to a total of 750,000 shares of common stock to participating employees. Eligible employees may contribute between 1% and 10% of their base pay to the Stock Purchase Plan. At the end of a designated offering period, employees purchase shares of the Company’s common stock with their contributions at an amount equal to 85% of the closing market price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. The Company no longer issues shares under this plan.

2000 Employee Stock Purchase Plan

On November 16, 2000, the Company adopted the 2000 Employee Stock Purchase Plan (2000 Stock Purchase Plan), which provides for the issuance of up to a total of 750,000 shares of common stock to participating employees. Eligible employees may contribute between 1% and 10% of their base pay to the 2000 Stock Purchase Plan. At the end of a designated offering period, employees purchase shares of the Company’s common stock with their contributions at an amount equal to 85% of the lower of the fair market value of the common stock on the first day of each 24-month offering period or the last day of the applicable six-month purchase period.

BOTTOMLINE TECHNOLOGIES (de), INC.

The assumptions made for purposes of the options issued under the employee stock purchase plan, based on the Black-Scholes method of valuation, are as follows:

	2002	2003	2004
Dividend yield	0%	0%	0%
Expected life of options (years)	2	2	2
Risk-free interest rate	2.35-3.10%	1.38-1.60%	1.19-2.48%
Volatility	131%	120-125%	112-117%

During the fiscal years ended June 30, 2002, 2003, and 2004, the Company issued 181,000, 166,000 and 110,000 shares of common stock under the 2000 Stock Purchase Plan. The estimated weighted average fair value at the date of grant for options granted under the 2000 Stock Purchase Plan during fiscal years 2002, 2003 and 2004 was $4.93, $4.91, and $6.70 per option, respectively.

Stock Incentive Plans

1989 Stock Option Plan

The Company adopted the Bottomline Technologies, Inc. Stock Option Plan, as amended, (the Plan) on August 1, 1989, which provides for the issuance of incentive stock options and non-statutory stock options. The Plan is administered by the Board of Directors, which has the authority to determine to whom options may be granted, the period of exercise and what other restrictions, if any, should apply. Vesting for options granted under the Plan is principally over three years from the date of the grant. The Company reserved 1,440,000 shares of its common stock for issuance under the Plan. Incentive stock options may be granted to employees at a price of no less than 100% of the fair market value of the common stock at the date of grant. Options expire a maximum of ten years from the date of grant. At June 30, 2004, options for the purchase of 45,000 shares of common stock of the Company were outstanding under this plan. The Company no longer issues options under this plan.

1997 Stock Incentive Plan

On August 21, 1997, the Company adopted the 1997 Stock Incentive Plan (the 1997 Plan), which provides for the issuance of stock options and non-statutory stock options. The 1997 Plan is administered by the Board of Directors, which has the authority to determine to whom options may be granted, the period of exercise and what other restrictions, if any, should apply. Vesting for options granted under the 1997 Plan is principally over four years from the date of the grant. The Company reserved 2,700,000 shares of its common stock for issuance under the 1997 Plan to employees at a price of no less than 100% of the fair market value of the common stock at the date of grant. Options expire a maximum of ten years from the date of grant. At June 30, 2004, options for the purchase of 1,064,993 shares of common stock of the Company were outstanding under this plan. The Company no longer issues options under this plan. In addition, up to 800,000 shares of common stock originally reserved for issuance under the 1997 Plan, which have not been issued or which have been terminated or otherwise surrendered, are available for issuance under the 2000 Employee Stock Incentive Plan.

1998 Non-Employee Director Stock Option Plan

On November 12, 1998, the Company adopted the 1998 Non-Employee Director Stock Option Plan (the Director Plan), which provides for the issuance of non-statutory stock options. The Company has reserved up to 300,000 shares of its common stock for issuance under the Director Plan. Under the terms of the Director Plan, each non-employee director is granted an option to purchase 15,000 shares of common stock upon his or her initial election to the Board of Directors. Such options vest ratably over four years from the date of the grant. Additionally, each non-employee director is granted an option to purchase 7,500 shares of common stock at each annual meeting of stockholders following the annual meeting of the initial year of the election. Such options vest one year from the date of the grant. At June 30, 2004, options for the purchase of 202,500 shares of common stock of the Company were outstanding under this plan.

2000 Employee Stock Incentive Plan

On November 16, 2000, the Company adopted the 2000 Employee Stock Incentive Plan (the 2000 Plan), which provides for the issuance of stock options and non-statutory stock options. The 2000 Plan is administered by the Board of Directors, which has the authority to determine to whom options may be granted, the period of exercise and what other restrictions, if any, should apply. Vesting for options granted under the 2000 Plan is principally over four years from the date of the grant. The Company initially reserved 1,350,000 shares of its common stock for issuance under the 2000 Plan.

BOTTOMLINE TECHNOLOGIES (de), INC.

On the first day of each fiscal year, beginning in fiscal year 2001 and ending in fiscal year 2010, the number of shares of common stock authorized for issuance under the 2000 Plan will automatically increase, without additional Board or stockholder approvals. The number of shares authorized for issuance will increase, when added to the remaining available shares, to total an amount equal to 12% of the number of shares of common stock outstanding on the first day of the fiscal year, or such lesser number as the Board of Directors may determine prior to such increase. The annual increase can never exceed 5,000,000 shares. On July 1, 2003, 463,519 additional shares were authorized for issuance under the 2000 Plan. Stock options issued under the 2000 Plan must be issued at a price not less than 100% of the fair market value of the common stock at the date of grant. At June 30, 2004, 3,724,879 options were outstanding under this plan.

Flashpoint Employee Stock Option Plan

On August 28, 2000, the Company adopted the Flashpoint Employee Stock Option Plan (the Flashpoint Plan) as part of the acquisition of Flashpoint. Included in the acquisition was the assumption of all outstanding stock options of Flashpoint, which were issued under the Flashpoint Plan. At June 30, 2004, 25,720 options were outstanding under this plan. At June 30, 2004, there were 108,320 shares available for grant under the Flashpoint Plan. The Company does not intend to grant these options.

Stock-Based Compensation

The Company has elected to follow APB 25, and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, or, in the case of the Company’s employee stock purchase plans since the plans are non-compensatory, no compensation expense is recognized. Had the Company elected to account for its stock compensation under the provisions of SFAS 123 using the Black-Scholes method of valuation, its reported net loss and loss per share would have been different. The impact of this difference is disclosed in Note 2.

The assumptions made for purposes of the options issued under the Company’s stock option plans, based on the Black Scholes method of valuation, are as follows:

	2002	2003	2004
Dividend yield	0%	0%	0%
Expected life of options (years)	4	4	4
Risk-free interest rate	3.43-4.69%	1.96-3.00%	2.38-3.54%
Volatility	131%	120-127%	109-111%

A summary of stock option plan activity is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
	(in thousands, except per share data)
Options outstanding at June 30, 2001	440	3,801	$14.12
Additional shares reserved	1,619	—	—
Options granted	(1,370)	1,370	7.33
Options exercised	—	(83)	4.03
Options canceled	181	(181)	17.32

Options outstanding at June 30, 2002	870	4,907	$12.27
Additional shares reserved	1,222	—	—
Options granted	(902)	902	5.40
Options exercised	—	(141)	3.53
Options canceled	882	(882)	14.49

Options outstanding at June 30, 2003	2,072	4,786	$10.82
Additional shares reserved	463	—	—
Options granted	(1,124)	1,124	9.01
Options exercised	—	(510)	4.86
Options canceled	337	(337)	13.61

Options outstanding at June 30, 2004	1,748	5,063	$10.82

BOTTOMLINE TECHNOLOGIES (de), INC.

The estimated weighted-average fair value of options granted during fiscal years ended June 30, 2002, 2003, and 2004 was $6.04, $4.28 and $6.81. The following table presents weighted-average price and life information about significant option groups outstanding at June 30, 2004:

Range of Exercise Prices	Number Outstanding	Options Outstanding		Options Exercisable
		Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	(in thousands, except per share data)
$ 2.33 -$ 5.40	1,171	7.56 years	$4.37	714	$3.92
$ 5.51 -$ 8.19	1,460	7.37 years	7.39	771	7.60
$ 8.30 -$ 10.00	1,034	8.98 years	9.40	115	9.90
$10.18-$ 14.31	755	6.18 years	12.96	729	13.05
$14.75-$ 31.50	366	5.48 years	23.02	361	22.98
$32.06-$ 59.00	277	5.58 years	39.45	264	39.69

	5,063			2,955	$12.90

At June 30, 2002 and 2003, options to purchase 2,096,000 and 2,585,000 shares of common stock were exercisable at a weighted average price of $14.02 and $13.03, respectively.

10. Earnings Per Share

The following table sets forth the computation of basic and diluted loss per share:

	Year Ended June 30,
	2002	2003	2004
	(in thousands, except per share data)
Numerator:
Loss before cumulative effect of accounting change	$(38,789)	$(14,090)	$(2,418)
Cumulative effect of accounting change	—	(13,764)	—

Net loss	$(38,789)	$(27,854)	$(2,418)

Denominator:
Denominator for basic and diluted loss per share—weighted-average shares outstanding	14,725	15,667	16,514

Net loss per share:
Loss before cumulative effect of accounting change	$(2.63)	$(0.90)	$(0.15)
Cumulative effect of accounting change	—	(0.88)	—

Net loss per share—basic and diluted	$(2.63)	$(1.78)	$(0.15)

Options to purchase 4,907,000, 4,786,000 and 5,063,000 shares of the Company’s common stock for the years ended June 30, 2002, 2003 and 2004, respectively, were excluded from the calculation of diluted earnings per share as the effect would have been anti-dilutive. Warrants for 832,000 shares for the fiscal year ended June 30, 2002 and 200,000 shares for each of the fiscal years ended June 30, 2003 and 2004, respectively, were excluded from the calculation of diluted earnings per share as the effect would have been anti-dilutive.

11. Operations by Industry Segments and Geographic Area

Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

The Company is presenting segment information for its year ended June 30, 2004 according to the segment descriptions below. Segment information for years prior to 2004 can not be prepared without significant allocation of resources and expense. Accordingly, as permitted by SFAS No. 131, the Company is not disclosing segment information for years prior to 2004 as it is impracticable to do so.

BOTTOMLINE TECHNOLOGIES (de), INC.

The Company’s operating segments are organized principally by the type of products or services offered, and to a lesser degree, by geography. In accordance with SFAS 131, the Company has aggregated similar operating segments into three reportable segments as follows:

Licensed Technology. The Company’s Licensed Technology segment is a supplier of licensed software products that provide a range of financial business process management solutions including making and collecting payments, sending and receiving invoices, and generating and storing business documents. This segment also provides an array of standard professional services and equipment and supplies that complement and enhance the core software products.

Outsourced Solutions. The Outsourced Solutions segment provides customers with outsourced or hosted solutions offerings that facilitate payment processing and invoice receipt and presentment. Revenue for this segment is generally recognized on a per transaction basis or proportionately over the estimated life of the contract.

Tailored Solutions. The Tailored Solutions segment is a provider of solutions specifically designed for banking and financial institutions customers. These solutions typically involve longer implementation periods and a significant level of professional services. Due to the customized nature of these products, revenue is generally recognized on a percentage of completion basis.

Each operating segment has separate sales forces and, periodically, a sales person in one operating segment will sell products and services that are typically sold within a different operating segment. In such cases, the transaction can be recorded by the operating segment to which the sales person is assigned. Accordingly, segment results can include the results of transactions that have been allocated to a specific segment based on the contributing sales resources, rather than the nature of the product or service. As an example, a long-term, percentage of completion contract with a financial institution could be reported under the Licensed Technology segment if the sales person of record is assigned to the sales force of that segment. Conversely, a transaction can be recorded by the operating segment primarily responsible for delivery to the customer, even if the sales person is assigned to a different operating segment.

The Company’s chief operating decision makers assess performance based on segment revenue and a segment measure of profit or loss. Each segment’s measure of profit or loss is on a pre-tax basis, and excludes acquisition-related expenses such as amortization of intangible assets, charges related to acquired in-process research and development and stock compensation expense associated with stock options assumed in prior business acquisitions. There are no inter-segment sales; accordingly the measure of segment revenue and profit or loss reflects only revenues from external customers. The costs of certain corporate level expenses, primarily general and administrative expenses, are allocated to the Company’s operating segments at predetermined rates that approximate cost.

The Company does not track or assign its assets by operating segment.

The following represents a summary of the Company’s reportable segments for the year ended June 30, 2004:

(in thousands)
Revenues:
Licensed Technology	$58,721
Outsourced Solutions	14,099
Tailored Solutions	9,312

Total revenues	$82,132

Segment measure of profit (loss)
Licensed Technology	$4,302
Outsourced Solutions	(639)
Tailored Solutions	(1,040)

Total measure of segment profit	$2,623

A reconciliation of the measure of segment profit to the Company’s GAAP operating loss for 2004, before the provision for income taxes, is as follows:

(in thousands)
Segment measure of profit	$2,623
Less:
Amortization of intangible assets	(4,277)
Stock compensation expense	(41)
In-process research and development	(842)
Other income, net	288

Loss before provision for income taxes	$(2,249)

BOTTOMLINE TECHNOLOGIES (de), INC.

The following depreciation expense amounts are included in the segment measure of profit (loss):

(in thousands)
Depreciation expense:
Licensed Technology	$1,178
Outsourced Solutions	762
Tailored Solutions	313

Total depreciation expense	$2,253

Net sales, based on the point of sales, not the location of the customer are as follows:

	Year Ended June 30,
	2002	2003	2004
	(in thousands)
Sales to unaffiliated customers:
United States	$45,471	$40,965	$45,942
United Kingdom	28,515	30,300	34,883
Australia	—	—	1,307

Total sales to unaffiliated customers	$73,986	$71,265	$82,132

At June 30, 2004, long-lived assets of approximately $24,152,000 were located in the United States and $17,731,000 were located in the United Kingdom and $106,000 were located in Australia. At June 30, 2003, long-lived assets of approximately $15,700,000 were located in the United States and $14,400,000 were located in the United Kingdom.

12. Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109. Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities, and are measured by applying tax rates that are expected to be in effect when the differences reverse. At June 30, 2003 and 2004, there were no deferred tax liabilities. Significant components of the Company’s deferred tax assets are as follows:

	June 30,
	2003	2004
	(in thousands)
Deferred tax assets:
Allowances	$672	$784
Various accrued expenses	879	804
Inventory	171	116
Deferred revenue	127	163
Intangible assets	18,447	15,769
Net operating loss carry forward	8,311	10,770
Property, plant and equipment	527	732
Capital loss and impairment losses on equity investments	531	544
Research and development credits	1,181	1,424

	30,846	31,106
Less: valuation allowance	(30,846)	(31,106)

Net deferred tax assets	$—	$—

SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $31,106,000 valuation allowance at June 30, 2004 is necessary. The change in the valuation allowance for the current year is $260,000. Upon liquidation of the valuation allowance, approximately $977,000 will be reversed through goodwill as this amount relates to valuation allowances established in the initial purchase price allocations of certain of the Company’s prior business acquisitions.

At June 30, 2004, the Company has available US net operating loss carry-forwards of $22,771,000, which expire at various times through the year 2024. The Company also has $1,988,000 of foreign net operating loss carryforwards available with no statutory

BOTTOMLINE TECHNOLOGIES (de), INC.

expiration date and $1,424,000 of research and development tax credits available, which expire at various points through the year 2024. Additionally, the Company has approximately $1,080,000 of tax benefit associated with non-qualified stock options that have been exercised. When realized against future period taxable income this benefit will be recorded as an increase to additional paid in capital. The operating losses and tax credit carryforwards may be subject to limitations under provisions of the Internal Revenue Code.

The provision for income taxes consists of the following:

	Year Ended June 30,
	2002	2003	2004
	(in thousands)
Current:
Federal	—	—	—
State	$60	$60	$60
Foreign	—	—	78

	60	60	138
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	31

	—	—	31

	$60	$60	$169

Net income (loss) before income taxes and before the cumulative effect of the accounting change by geographic area is as follows:

	Year Ended June 30,
	2002	2003	2004
	(in thousands)
United States	$(11,802)	$(4,873)	$898
United Kingdom	(26,927)	(9,157)	(3,374)
Australia	—	—	227

	$(38,729)	$(14,030)	$(2,249)

A reconciliation of the federal statutory rate to the effective income tax rate is as follows:

	Year Ended June 30,
	2002	2003	2004
Tax benefit at federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	0.2	0.2	2.7
Valuation allowance and deferred tax assets	22.9	24.0	31.0
Foreign income taxes	—	—	4.8
Non-deductible goodwill amortization	10.7	9.7	4.0
Non-deductible expenses	0.4	0.4	—
Other	—	(0.1)	(1.0)

	0.2%	0.2%	7.5%

13. Severance and Exit Costs

During fiscal year 2003, the Company implemented several expense reduction initiatives to better align its cost structure with existing market conditions. As part of this plan, the Company consolidated its workforce, in both the US and Europe, and closed a facility in the US. In connection with these initiatives, the Company recorded charges of approximately $1,131,000 in the fiscal year ended June 30, 2003. At June 30, 2004, no severance and facility exit costs remained accrued for payment in future periods.

14. Guarantees

The Company generally offers a standard warranty on its products and services, specifying that its software products will perform in accordance with published product specifications and that any professional services will conform with applicable specifications and industry standards. Further, the Company offers, as an element of its standard licensing arrangements, an indemnification clause that protects the licensee against liability and damages, including legal defense costs, arising from claims of

BOTTOMLINE TECHNOLOGIES (de), INC.

patent, copyright, trademark or other similar infringements by the Company’s software products. To date, the Company has not had any significant warranty or indemnification claims against its software products and there were no accruals for product warranties or indemnification claims at June 30, 2003 or 2004.

As disclosed in Note 8, Bottomline Europe is a party to an Overdraft Facility, which provides for aggregate borrowings of up to 2.0 million British Pound Sterling. Bottomline US has guaranteed repayment of any amounts borrowed under the Overdraft Facility and at June 30, 2004, there were no outstanding borrowings under the Overdraft Facility.

15. Quarterly Financial Data (unaudited)

	For the quarters ended
	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
	(in thousands, except per share data)
Revenues	$16,280	$17,724	$18,644	$18,617	$16,871	$21,254	$21,567	$22,440
Gross profit	7,685	8,319	9,630	9,722	9,134	11,824	12,013	12,715
(Loss) income before cumulative effect of accounting change	(5,862)	(4,205)	(2,225)	(1,798)	(2,145)	(449)	(241)	417
Basic and diluted (loss) income per share before cumulative effect of accounting change	$(0.38)	$(0.27)	$(0.14)	$(0.11)	$(0.13)	$(0.03)	$(0.01)	$0.02
Net (loss) income	$(19,626)	$(4,205)	$(2,225)	$(1,798)	$(2,145)	$(449)	$(241)	$417
Shares used in computing (loss) income per share before cumulative effect of accounting change:
Basic	15,545	15,567	15,619	15,938	16,044	16,621	16,775	17,003
Diluted	15,545	15,567	15,619	15,938	16,044	16,621	16,775	18,078

Net loss differs from the Company’s previously filed quarterly report on Form 10-Q for the quarter ended September 30, 2002, due to a goodwill impairment charge of approximately $13.8 million. This item was reported retroactively to the first quarter of the fiscal year, as a cumulative effect of a change in accounting principle, in accordance with the transition provisions of SFAS 142.